Exhibit 10(x)

Fourth Amendment
Lincoln National Corporation
Employees' Savings and Profit-Sharing Plan

The Lincoln National Corporation Employees' Savings and Profit-Sharing Plan (the "Plan") is amended, effective January 1, 1998 (unless a different date is specified below) by:

1. Deleting the proviso from the second sentence of subsection 3.1 and substituting therefor:

"provided, however, that such rate for any Highly Compensated Participant shall not exceed the greater of six (6) percent or the percentage allowed and authorized by the Committee."

2. Effective April 1, 1998, adding the following new subparagraph 4.1(b)(iv):

"(iv) effective April 1, 1998, the multiplier under this subsection shall be $0.25 for every $1.00 of a Participant's Pre-Tax Contributions not exceeding six (6) percent of compensation per pay day; provided, however, that for each Participant whose Period of Service as defined in paragraph 10(d) shall have equaled one year or more, the multiplier shall be increased by an additional amount as shall be determined in the sole discretion of the LNC Board of Directors. Such additional amount shall be paid for every $1.00 of such Participant's Pre-Tax Contributions, not exceeding six (6) percent of compensation per pay day, that shall have been contributed after such Period of Service shall have equaled one year or more."

3. Deleting subsection 6.3 and substituting therefor the following:

"6.3. Investment of Participant Contributions. Each Participant shall elect the percentage (in whole multiples of one percent) of his Pre-tax Contributions, After-tax Contributions, and Rollover Contributions that are to be invested in each of the Investment Funds (except the Loan Fund). Subject to the provisions of subsection 1.11, each Participant may elect prospectively to change how such contributions shall be invested and, to the extent there is no effective investment direction on file with respect to such contributions, they shall be invested in the Short Term Fund."

4. Deleting subsection 7.2 and substituting therefor the following:

"7.2. Crediting of Employer Contributions. Subject to the terms and conditions of the Plan:

(a) On or as soon as practicable after the date on which any Participant's contributions are credited to him under subsection 7.3, the Employer Contributions (including Forfeitures and amounts from a Suspense Account treated as Employer Contributions under subsections 10.1 and 8.4) made on behalf of such Participant which are attributable to the $0.25 multiplier under paragraph 4.1(b) shall be credited to his Employer Contribution Account.

(b) The additional Employer Contributions (if any, for a Plan Year) that are attributable to amounts in excess of the $0.25 multiplier under subparagraph 4.1(b)(iii) or (iv) and are made on behalf of a Qualifying Participant shall be credited to his Employer Contribution Account as of the Accounting Date coincident with or next following the date such contributions are paid to the Trustee (after the end of such Plan Year). For purposes of this paragraph, a "Qualifying Participant" is a Participant whose Employment Relationship with the Employers or Affiliates as of the end of such Plan Year (i) shall have not terminated other than on account of death, Disability or retirement, (ii) shall have terminated as an employee in information services but such Participant either had a Period of Service of at least 25 years or became employed by International Business Machines Corp (IBM) or Computer Science Corporation (CSC) or (iii) shall have terminated because his job shall have been eliminated."

5. Deleting the proviso from the first sentence of subsection 9.3 and substituting therefor the following:

"provided, however, that the amount of a partial withdrawal may not be less than $500."

6. Deleting paragraph (b) from subsection 9.4 and relettering paragraph 9.4(c) as 9.4(b).

7. Deleting paragraph (a) from subsection 9.6 and relettering paragraphs 9.6(b) and 9.6(c) as paragraphs 9.6(a) and 9.6(b), respectively.

8. Effective April 1, 1998, deleting the first paragraph of subsection 10.1 and substituting therefor the following:

"Subject to the following provisions of this subsection, the vested balance in any Participant's Employer Contribution Account for a Plan Year shall be transferred to his Matured Company Contribution Account as of the earlier of (i) the first business day of the month following the date that is two years after the date on which Company Contributions in excess of $0.25 (for every $1.00 of Pre-Tax Contributions) were made for such Plan Year and (ii) the first business day in June of the third year after such Plan Year. A Participant shall have a nonforfeitable interest in his Matured Company Contribution Account balance."

9. Deleting "or dies" from the second paragraph of subsection 10.1 and substituting therefor the following:

"; dies; terminates employment as an employee in information services and either becomes employed by International Business Machines Corp (IBM) or Computer Science Corporation (CSC) or whose Period of Service is at least 25 years; or terminates employment because his job with the Employers and Affiliates shall have been eliminated. Any such Participant shall be a "Qualifying Participant" for purposes of this subsection."

10. Effective April 1, 1998, deleting the lead-in to the sixth paragraph of subsection 10.1 and substituting therefor the following:

"If any Participant who is not a Qualifying Participant (as defined in the second paragraph of this subsection) incurs a Termination Date, the nonvested balance in his Employer Contribution Account shall not be distributable under this Section 10 but instead shall be forfeited by him unless:"

11. Effective March 16, 1998, deleting "$3,500" from the ninth paragraph of subsection 10.1 of the Plan and substituting therefor "$5,000".

12. Effective March 16, 1998, deleting subparagraph 10.3A(b) of the Plan and substituting therefor the following:

"(b) a Participant who has attained age 55 and completed at least five (5) years of service as of his Termination Date (as defined in subsection 2.3) even if on account of Disability, may make up to five (5) annual withdrawals of an amount at least equal to the greater of 20% of his Account balances and $5,000, with the fifth and final withdrawal equal to 100% of his Account balances, provided such distribution shall be made in accordance with the requirements of Section 401(a)(9) of the Code and regulations thereunder."

13. Effective March 16, 1998, deleting subparagraph 10.3B(b) of the Plan and substituting therefor the following:

"(b) a Beneficiary may make up to five (5) annual withdrawals of amounts, up to five (5) years after the death of the Participant, at least equal to the greater of 20% of the Account and $5,000 with the fifth and final withdrawal equal to 100% of the Account Balance, provided such distribution shall be made in accordance with the requirements of Section 401(a)(9) of the Code and regulations thereunder."

14. Effective March 16, 1998, deleting the first paragraph of subsection 10.6 of the Plan and substituting therefor the following:

"10.6. Time of Distribution. Distribution of a Participant's Account balances as provided under this Section 10 shall be made as soon as practicable after he has consented to such distribution (or a distribution is required by law); provided, however, that if the total amount of the distribution is less than $5,000, distribution shall be made as soon as practicable regardless of whether he has consented to such distribution. Furthermore, a distribution to an alternate payee may be permitted if such distribution is authorized by such qualified domestic relations order, even if the Participant has not reached age 55 and has not had a Termination Date."

15. Effective March 16, 1998, deleting "$3,500" from subsection 10.7 of the Plan and substituting therefor "$5,000".

IN WITNESS WHEREOF, the Chief Executive Officer of the Company has executed this Fourth Amendment this 15th day of October 1998.

LINCOLN NATIONAL CORPORATION

/S/JON A. BOSCIA
-----------------------------------------
By:  Jon A. Boscia
Its: President & Chief Executive Officer